Exhibit 10.1

SEPARATION AND GENERAL RELEASE AGREEMENT

In accordance with the terms and provisions of the Employment Agreement executed as of July 30, 2013 (the “Employment Agreement”), between Tracy Stephens (the “Executive”) and Resources Connection, Inc. (“RGP”), and in exchange and consideration of the covenants undertaken and releases contained in this Severance and General Release Agreement (“Agreement”), the Executive and RGP enter into this Agreement on this 16th day of November, 2016, and agree as follows:

1.            Resignation:  Executive hereby resigns (i) as a member of the Board of Directors of any of RGP’s subsidiaries or affiliates, effective immediately and (ii) from employment by and from any and all of his positions at RGP and each of its affiliates, including his position as Executive Vice-President International Operations and Procurement &Supply Chain Management effective as of December 31, 2016 (the “Separation Date”).  Accordingly, RGP and Executive agree that any employment or contractual relationship between them will terminate on the Separation Date, and that they have no further employment or contractual relationship except (i) as may arise out of or be expressly provided for in this Agreement and (ii) the Indemnification Agreement by and between RGP and Executive signed during Executive’s employment (the “Indemnification Agreement”).  Executive is relieved of all active duties effective November 23, 2016.

2.            Severance:  RGP shall pay to or provide for the Executive the following:

A.       A lump sum cash payment equal to the sum of three and one-half times Executive’s current base salary of $330,000, payable between January 1, 2017 and January 6, 2017.

B.        Continued participation in RGP’s group health insurance plans at RGP’s expense until the earlier of (i) the expiration of the two (2) years from the Separation Date or (ii) Executive’s eligibility for participation in the group health plan of a subsequent employer or entity for which Executive provides consulting services.

Except as set forth above in this Section 2 and below in Section 3, and except for Executive’s vested benefits under RGP’s 401(k) plan: (i) Executive will not be entitled to any other benefits in connection with the termination of his employment, and (ii) Executive represents and agrees that he has received all compensation and other benefits which he is due from RGP and its affiliates and no other compensation or benefits are or will be due to Executive from RGP or any of its affiliates.  Executive expressly acknowledges and agrees that he has been paid any and all vacation or personal time off accruals and no further payments are due or payable.

3.            Stock Options:  As of the Separation Date, any remaining unvested stock options or restricted stock received by Executive during the term of his employment, shall automatically be deemed vested and remain exercisable for the duration of the term of such award, notwithstanding any other provision of this Agreement or applicable plans.

4.            Company Property:  Executive warrants and represents that he has returned any and all property belonging to RGP effective November 23, 2016.  RGP and Executive agree that he may retain his laptop computer and printer; provided, however, that he returns the laptop computer to the Houston office of RGP on or before November 23, 2016, so that RGP’s IT department may wipe the device clean of all RGP information and material.  RGP and Executive further agree that Executive may use RGP’s e-mail system through December 31, 2016, for professional and reasonable transition.  Effective November 23, 2016 through December 31, 2016, RGP will set up a notice on his email account to notify senders that he has an alternative address.

5.            No Admission of Liability:  RGP expressly denies any violation of any of its policies, procedures, state or federal laws or regulations.  Accordingly, while this Agreement resolves all issues between Executive and RGP relating to alleged violation of RGP’S policies or procedures or any state or federal law or regulation, if any, this Agreement does not constitute an adjudication or finding on the merits and it is not, and shall not be construed as, an admission by RGP of any violation of its policies, procedures, state or federal laws or regulations.  Moreover, neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of or an admission by RGP of any violation of its policies, procedures, state or federal laws or regulations.  This Agreement may be introduced, however, in any proceeding to enforce the Agreement.  Such introduction shall be pursuant to an order protecting its confidentiality.

6.            Release:  Except for those obligations created by or arising out of this Agreement and under (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and RGP that was executed prior to the Separation Date or (ii) any indemnification agreement between Executive and the Company prior to the date hereof, including the Indemnification Agreement, Executive, on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby acknowledges full and complete satisfaction of and releases and discharges and covenants not to sue RGP, its divisions, affiliated corporations, past and present, and each of them, as well as its and their directors, officers, managers, shareholders, representatives, assignees, successors, agents and employees, past and present, and each of them (individually and collectively, “Releasees”).  This release applies to any and all claims, wages, agreements, obligations, demands, rights, causes of action and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected (collectively “Claims”), arising out of or in any way connected with Executive’s employment relationship with, or his resignation, separation or termination from, RGP, including, without limitation, any Claims for severance pay, bonus or similar benefit, sick leave, personal time off, retirement, vacation pay, holiday pay, life insurance, health or medical insurance or any other non-ERISA fringe benefit, workers’ compensation or disability, or any other Claims resulting from any act or omission by or on the part of Releasees committed or omitted prior to the date of this Agreement, including, without limitation, any Claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Texas antidiscrimination laws, or any other federal, state or local law, regulation or ordinance.

7.            Bar to Claims:  It is a further condition of the consideration hereof and is the intention of both parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, Executive hereby expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified.  Nothing contained in this Agreement shall be interpreted to prevent any governmental agency from pursuing any matter which it deems appropriate or to prevent Executive from filing a charge or administrative complaint with any governmental administrative agency; provided, however, that any and all remedies available on behalf of Executive are covered by the releases in this Agreement.

8.            Unknown Claims:  Executive acknowledges that he may hereafter discover claims or facts in addition to or different from those which he now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected the terms of this Agreement.  Nevertheless, Executive hereby waives any right, claim or cause of action that might arise as a result of such different or additional claims or facts.  Executive acknowledges that he understands the significance and consequence of such release and such specific waiver.

9.            ADEA Waiver:  Executive expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Executive further expressly acknowledges and agrees that:

a.	In return for this Agreement Executive will receive compensation beyond that which he already was entitled to receive before entering into this Agreement;

b.	Executive is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

c.
Executive is hereby informed that (i) he has 21 days from the date this Agreement was first provided to Executive to consider whether to sign the Agreement, (ii) the 21 day period to consider this Agreement will not re-start or be extended if any changes (whether material or immaterial) are made to this Agreement after the date it is first provided to Executive, and (iii) if Executive signs this Agreement before the end of such 21 day period, Executive acknowledges and agrees that Executive will have done so voluntarily and with full knowledge that Employee is waiving his right to have 21 days to consider this Agreement;

d.
Executive was informed that he has seven (7) days following the date that Executive signs this Agreement in which to revoke the Agreement, and that this Agreement will become null and void if Executive elects revocation during that time.  Any revocation must be in writing and must be received by RGP (delivered to Kate Duchene) during the seven day revocation period.  In the event that Executive exercises his right of revocation, neither RGP nor Executive will have any obligations under this Agreement;

e.
Nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.

10.            Restrictive Covenants: In accordance with the terms of his Employment Agreement, for a period of two years following the Separation Date, the Executive will continue to be bound by the provisions of paragraph 13, Restrictive Covenants, in the Employment Agreement.

11.            Non-Disparagement: Executive and RGP agree that they will not make any defamatory or disparaging oral or written comments or statements (“Disparaging Comments”) concerning the other, his or its business, reputation, executives, or past or present directors or affiliates or subsidiaries.  For purposes of this Section, the term “TGP’ shall mean to include Board of Director members and executive officers of RGP.  The parties agree that this non-disparagement clause is a material term of the Agreement and, if breached, damages would be difficult to ascertain.  Accordingly, either party found in breach of this provision shall pay to the non-breaching party liquidated damages in the amount of $25,000.00 per occurrence, plus reasonable attorneys’ fees incurred to enforce this provision.   For purposes of this provision, “Disparaging Comments” is defined to refer to any verbal electronic, or written statement which would affirmatively discredit, belittle, or ridicule Executive or RGP, as the case may be, either personally or professionally.

12.            Revenue Share:  After December 31, 2016, if Executive refers a Potential Client to RGP by partnering with Ross Mesquita, or another RGP employee later designated by the CEO, and RGP enters into an agreement with any such Potential Client within one-hundred and eighty (180) days of such Potential Client being referred to RGP by Executive, upon such terms and conditions acceptable solely to RGP and such Potential Client, the Executive shall receive five percent (5%) of the fees (excluding any reimbursed expenses and taxes) actually paid by Potential Client to RGP for a period of twelve (12) months from the date of the first invoice for any contract entered into between RGP and the Potential Client (“Referral Fee”).  Any right to Referral Fees shall survive the termination of this Referral Fee Agreement.  For purposes of this Section 12, Potential Client shall mean (i) a client that has not previously entered into an agreement with RGP; (ii) has not previously been referred or introduced to RGP in writing by any other person; and (iii) has not previously been documented as a client of RGP.  RGP shall pay the Referral Fee to Executive thirty (30) days after RGP receives payment from the Potential Client.  The initial term of this Referral Fee Agreement shall be until December 31, 2017 and shall be renewed thereafter automatically on a year-to-year basis, unless sooner terminated by ten (10) days written notice by either party.  Upon termination of the Referral Fee Agreement, a list shall be prepared of all pending unfinished business involving any Customers or Potential Customers introduced by Executive (which list shall be agreed to and signed by both parties hereto and shall control any and all claims for Referral Fees after the termination of this Agreement).

13.            Severability:  If any provision of this Agreement or its application is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or application and, therefore, the provisions of this Agreement are declared to be severable.

14.            Confidentiality:

a.     In accordance with paragraph 14, Confidentiality, of Executive’s Employment Agreement, Executive will not at any time, unless compelled by lawful process, disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than RGP and any of its subsidiaries or affiliates, any trade secrets, or other confidential data or information of RGP, including but not limited to such information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of RGP generally, or of any subsidiary or affiliate of RGP; provided that the foregoing shall not apply to information which is not unique to RGP or which is generally known to the industry or the public other than as a result of Executive’s breach of this covenant.  Executive agrees that upon the Separation Date, he will return to RGP immediately all memoranda, books, papers, plans, information, letters, client information, strategy group materials, client development plans, and other data, and all copies thereof or there from, in any way relating to the business of RGP and its affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence.  Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of RGP or its affiliates.

b.    Nothing in this Agreement limits Executive's right (i) to discuss the terms, wages, and working conditions of the Executive's employment to the extent permitted and/or protected by applicable labor laws, (ii) to report confidential information in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, or (iii) to disclose confidential information in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and Executive does not otherwise disclose such confidential information, except pursuant to court order.  RGP encourages Executive, to the extent legally permitted, to give RGP the earliest possible notice of any such report or disclosure.  In addition, Executive may truthfully respond to a lawful and valid subpoena or other legal process but shall give RGP the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to RGP and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.  In addition, nothing in this Agreement or in the Confidentiality Agreement shall limit or restrict in any way the Executive's immunity from liability for disclosing RGP's trade secrets as specifically permitted by 18 U.S. Code Section 1833, which provides, in pertinent part, as follows:

"(b) Immunity From Liability For Confidential Disclosure Of A Trade Secret To The Government Or In A Court Filing.

(1)   Immunity. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

(2)   Use of Trade Secret Information in Anti-Retaliation Lawsuit. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."

This Section 14(b) controls in the event of any inconsistency or conflict with any other provision of this Agreement or of the Confidentiality Agreement.

15.            Entire Agreement:  This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope.  This Agreement supersedes all prior agreements of the parties hereto on the subject matter hereof with the exception of the Indemnification Agreement as noted herein.  Any prior negotiations, correspondence, agreements, proposals, or understandings relating to the subject matter hereof shall be deemed to be merged into this Agreement and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect.  There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as set forth herein.  Notwithstanding the foregoing, this Agreement is not intended to modify or extinguish any rights or obligations contained in (i) any stock option, restricted stock or other equity or equity-based award agreement between Executive and RGP that was executed prior to the Separation Date or (ii) the Indemnification Agreement.

16.            No Assignment:  Executive warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Executive shall defend, indemnify and hold harmless RGP from and against any claim based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.  Neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that, in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Company with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

17.            Arbitration:  Any controversy or claim between Executive and RGP arising out of, relating to or connected with this Agreement, its enforcement or interpretation, or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, shall be submitted to arbitration, to be held in Orange County, in accordance with the applicable state statutory scheme.  In the event either party institutes arbitration under this Agreement, the party prevailing in any such dispute shall be entitled, in addition to all other relief, to reasonable attorneys’ fees relating to such arbitration.  The nonprevailing party shall be responsible for all costs of the arbitration, including but not limited to, the arbitration fees, and court reporter fees.

18.            Telecopied Signatures:  In order to expedite the execution of this Agreement, telecopied signatures may be used in place of original signatures on this Agreement or any document delivered pursuant hereto.  Executive and RGP intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the use of and reliance upon telecopied signatures.  Following any facsimile transmittal, the respective party shall deliver the original instrument by reputable overnight courier in accordance with the notice provisions of this Agreement.

19.            Tax Advice: The parties acknowledge and agree that they have received their own tax advice related to this Agreement.  Executive represents that he has not relied upon any advice from RGP and/or its attorneys as to the necessity for withholding or the taxability of such payment, whether pursuant to federal, state or local income tax statutes or otherwise.

20.            Governing Law:  The rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of Texas without regard to principles of conflict of laws.

21.            Drafting of Agreement:  Each party has cooperated in the drafting and preparation of this Agreement.  Hence, this Agreement shall not be construed against any party on the basis that the party was the drafter, and Executive waives the benefits of any statutory or other presumption to the contrary.

22.            Advice of Counsel:  In entering this Agreement, the parties represent that they have relied upon (or been given an opportunity to rely upon) the advice of their attorneys, who are attorneys of their own choice, and that the terms of this Agreement have been completely read and explained to them by their attorneys (or they have chosen to forgo such advice and explanation), and that those terms are fully understood and voluntarily accepted by them.

23.            Waiver of Breach:  No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement.  No waiver shall be binding unless in writing and signed by the party waiving the breach.

24.            Supplementary Documents:  All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

25.            Notice:  Any notice required to be given to RGP pursuant to this Agreement, shall be in writing and shall be deemed to have been sufficiently given either when served personally or via facsimile and addressed to the appropriate party.  Any notice required to be given to Executive pursuant to this Agreement shall be in writing and shall be deemed to have been sufficiently given when served personally, by first class mail or via facsimile.

Notices to RGP shall be effective only when addressed to:
Chief Legal Officer
Resources Connection, Inc.
17101 Armstrong Avenue, Irvine, California 92614
Fax: (714) 430-6090

With a copy to:
Mark Peterson
O’Melveny & Myers, LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660

Notice to Executive shall be effective only when addressed to him at the address on file with RGP.

26.            Headings Not Controlling:  Headings are used only for ease of reference and are not controlling.

The undersigned have read and understand the consequences of this Agreement and voluntarily sign it.  The undersigned declare under penalty of perjury that the foregoing is true and correct.

EXECUTED this 16th day of November, 2016, in Atlanta, Fulton County, Georgia.

/s/ Kate W. Duchene
Kate W. Duchene
Interim CEO
For Resources Connection, Inc.

EXECUTED this 16th day of November, 2016, in Houston, Harris County, Texas.

/s/ Tracy Stephens
Tracy Stephens

ACKNOWLEDGMENT AND WAIVER

I, Tracy Stephens, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and voluntarily chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of Texas that the foregoing is true and correct.

EXECUTED this 16th day of November 2016, at Harris County, Texas.

/s/ Tracy Stephens
Tracy Stephens